As filed with the Securities and Exchange Commission on November 8, 2012

Registration No. 333-77657

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Citizens South Banking Corporation
(Exact name of registrant as specified in its charter)

Delaware	1043 East Morehead Street, Suite 201 Charlotte, NC 28204	54-2069979
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices, including zip code)	(I.R.S. Employer Identification No.)

Citizens South Bank 1999 Stock Option Plan

(Full title of the plans)

James C. Cherry
Chief Executive Officer
Park Sterling Corporation
1043 East Morehead Street, Suite 201
Charlotte, NC  28204
(704) 716-2134
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

P. Christian Scheurer, Esq.
McGuireWoods LLP
201 North Tryon Street
Charlotte, North Carolina 28202
Phone: (704) 343-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Post-Effective Amendment relates to the Registration Statement (No. 333-77657) on Form S-8 (the “Registration Statement”) of Citizens South Banking Corporation (the “Registrant”) registering shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), issuable under the Citizens South Bank 1999 Stock Option Plan, filed with the Securities and Exchange Commission on May 4, 1999.

On October 1, 2012, pursuant to an Agreement and Plan of Merger dated as of May 13, 2012 by and between the Registrant and Park Sterling Corporation (“Park Sterling”), the Registrant merged with and into Park Sterling, with Park Sterling being the surviving entity (the “Merger”). As a result of the Merger, the Registrant has terminated all offerings of Common Stock pursuant to the Registration Statement.  In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Registrant which remain unsold at the termination of the offerings subject to the Registration Statement, the Registrant hereby removes from registration the 1,481 shares of Common Stock registered under the Registration Statement that remain unissued or unobligated as of the effective time of the Merger.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 8th day of November, 2012.

CITIZENS SOUTH BANKING CORPORATION

By:	Park Sterling Corporation
(successor to Citizens South Banking Corporation)

By:	/s/ David L. Gaines
David L. Gaines
Chief Financial Officer